Exhibit 99.1

Ultragenyx Expands Leadership Team and Appoints Dr. Wladimir Hogenhuis as Chief Operating Officer

Novato, Calif. — September 17, 2018 — Ultragenyx Pharmaceutical Inc. (NASDAQ: RARE), a biopharmaceutical company focused on the development of novel products for rare and ultra-rare diseases, today announced that it has expanded its leadership team with the  appointment of Wladimir (Vlad) Hogenhuis, M.D., as Chief Operating Officer, effective September 28, 2018. In this newly created role, Dr. Hogenhuis will oversee Global Commercial Operations, Business Development and Technical Operations functions. He will report to Emil D. Kakkis, M.D., Ph.D., Ultragenyx’s Chief Executive Officer, and will serve on the Executive Leadership Team. Dr. Hogenhuis joins Ultragenyx from GlaxoSmithKline (GSK), where he most recently served as Senior Vice President and General Manager, Specialty Franchise.

“Vlad has tremendous global cross-functional experience, and a track record of driving growth, building and leading multi-national teams,” said Dr. Kakkis. “We welcome him to Ultragenyx and believe his leadership and expertise will help us continue to build and manage our rapidly growing global operations to manufacture and commercialize our products and pipeline, maximizing their potential. Vlad’s strong medical and business background provides the high quality insight and experience needed to help Ultragenyx achieve its ambitious goals with its multi-mode product portfolio. I look forward to working with Vlad for many years to come. ”

“Ultragenyx is a company that is making great strides in translating science into therapies that make a meaningful difference in the lives of patients with rare diseases, and I look forward to joining the company at this pivotal time,” said Dr. Hogenhuis.

Dr. Hogenhuis is a 24-year veteran of the pharmaceutical industry. He spent the last six years at GSK, where he was initially responsible for the company's Cardiovascular, Metabolic and Neurosciences Franchise, and later led the Specialty Franchise. At GSK he had strategic responsibility and commercial accountability for novel medicines for lupus disease, type II diabetes, and rheumatoid arthritis, with six phase 3 compounds in rheumatology, oncology, dermatology, and nephrology.  He was also responsible for the integration of manufacturing and research in shaping product launches in therapeutic areas new to GSK. Prior to GSK, Dr. Hogenhuis spent 18 years at Merck & Co. in a variety of leadership and operational roles including General Manager for the Neuroscience, Dermatology & Ophthalmology U.S. Operations,  General Manager of Belgium and Luxemburg, and Head of Marketing in China with responsibility for all of Merck’s products.

Dr. Hogenhuis has a Medical Degree Cum Laude from Leiden University in the Netherlands and an MBA degree from the Wharton School of Business. He served as a National Institutes of Health Fellow in Medical Decision Making at Tufts Medical Center in Boston, and as a Surgeon Lieutenant in the Royal Dutch Navy.

About Ultragenyx Pharmaceutical Inc.

Ultragenyx is a biopharmaceutical company committed to bringing to patients novel products for the treatment of rare and ultra-rare diseases, with a focus on serious, debilitating genetic diseases. Founded in 2010, the company has rapidly built a diverse portfolio of approved therapies and product candidates aimed at addressing diseases with high unmet medical need and clear biology for treatment, for which there are no approved therapies.

The company is led by a management team experienced in the development and commercialization of rare disease therapeutics. Ultragenyx’s strategy is predicated upon time and cost-efficient drug development, with the goal of delivering safe and effective therapies to patients with the utmost urgency.

For more information on Ultragenyx, please visit the Company's website at www.ultragenyx.com.

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Contact:

Ultragenyx Pharmaceutical Inc.

Investors & Media

Danielle Keatley

415-475-6876

dkeatley@ultragenyx.com